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                                                                  Exhibit 99.1
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                                                    Contact: Sitrick and Company
                                                    Anita-Marie Hill
                                                    Brenda Adrian
                                                    (310) 788-2850

FOR IMMEDIATE RELEASE
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                MASTER GRAPHICS TO COMPLETE DEBT RESTRUCTURING
                       THROUGH CHAPTER 11 REORGANIZATION

               Expects to Reach $130 Million Bond Debt-to-Equity
                           Arrangement in July 2000

         Orders for Customers, Employees, Vendors, Use of Cash, Cash Management and Other Relief to be Presented at First Day Hearings

     Memphis, Tennessee-July 7, 2000- Master Graphics, Inc. (OTCBB: MAGR) today announced that the Company and its wholly-owned subsidiary, Premier Graphics, Inc., have filed voluntary petitions to reorganize under Chapter 11 of the Bankruptcy Code with the U.S. Bankruptcy Court in Wilmington, Delaware in order to complete a debt restructuring of the Company. The Company said that it expects to complete discussions within the month with the majority holders of the Company's 11 1/2 % Senior Notes due 2005 in the principal amount of $130 million to convert substantially all of the bond debt into substantially all of the future equity of the Company.

     In connection with such debt to equity conversion, the Company also intends to develop and implement a program of stock grants and other employee incentives to compensate continuing management and key employees going-forward. Concurrently,the Company said that it expects to finalize an agreement with its prepetition lenders, led by General Electric Capital Corporation to provide liquidity for purchases of inventory and raw materials, to continue servicing customers in the ordinary course of business and for other general corporate purposes, pending completion of debtor-in-possession financing discussions. The Company is engaged in discussions to provide debtor-in-possession financing to fund on-going operating needs through the completion of its restructuring.
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     Michael Bemis, chief executive officer and chairman of the board of directors of Master Graphics, said "Our customers should expect to receive the same high quality products and service for which each of our divisions have become known. The Company's employees will continue to be paid without interruption including any accrued wages and expense reimbursements. Although federal law prohibits the payment of prefiling debt without a court order, the Company will pay vendors for goods and services received after the filing in the ordinary course of business. We appreciate the continuing support that our vendors have demonstrated and now they have the comfort of knowing the law gives a super-priority status to bills for goods and services received after the filing.

     Mr. Bemis said that the filing was necessitated by the Company's heavy debt burden and operational inefficiencies attributable to the lack of integration of the business units acquired since 1997. Master Graphics has approximately $205 million in debt, most of which was accumulated to finance the acquisition of the Company's 18 operating units.

     Mr. Bemis, who was appointed chairman of the board on February 7, 2000 and chief executive officer on June 9, 2000, said that the Chapter 11 process provided the best means to maximize valuation of the Company for its various stakeholders.

     The Company said that it expects the Delaware bankruptcy court to consider first day orders seeking appropriate relief regarding employees, customers, vendors, use of cash, cash management and other customary initial matters at a first day hearing scheduled for July 10, 2000 in Wilmington.

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     Master Graphics provides high-quality, general commercial printing products to numerous customers throughout the United States. The Cordova, Tennessee-based company employs approximately 1,900 employees and operates 23 facilities in 14 states.

     This press release contains statements which constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. While the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. The Company's ability to restructure its balance sheet and successfully conclude negotiations with its current lending group, proposed lending group, and the holders of its Senior Notes is subject to a number of factors that are beyond the Company's control, including the willingness of such parties to accept terms that are agreeable to the Company. There can be no assurance that the Company will be successful in its attempts to develop or implement restructuring alternatives or to reorganize under Chapter 11 of the Bankruptcy Code. Important factors currently known to management that could cause actual results to differ materially from those contemplated by the forward-looking statements in this press release include, but are not limited to, further adverse developments with respect to the Company's liquidity position or operations of the Company's various business divisions, adverse developments in the Company's efforts to renegotiate its funding and adverse developments in the bank financing or public or private markets for debt or equity securities, or adverse developments in the development, im plementation, timing or results of the Company's strategic business plan, the ability of the Company to realize the anticipated general and administrative expense savings and overhead reductions presently contemplated, the ability of the Company to return the Company's operations to profitability, the level and nature of any restructuring and other one-time charges, and the difficulty in estimating the feasibility of and/or costs relating to consolidating operations. For further information on factors which could impact the company and the statements contained herein, reference is made to the filings of Master Graphics, Inc., with the Securities and Exchange Commission.



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